EXHIBIT 4.1

AMENDMENT NO. 4 TO RIGHTS AGREEMENT

AMENDMENT NO. 4, dated as of May 14, 2008, to the Rights Agreement dated as of January 25, 2004, as amended as of May 10, 2005, as of July 23, 2007 and March 25, 2008 (the “RIGHTS AGREEMENT”), between Sun-Times Media Group, Inc. (f/k/a Hollinger International Inc.), a Delaware corporation (the “COMPANY”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “RIGHTS AGENT”) (the capitalized terms have the respective meanings assigned to them in the Rights Agreement).

WHEREAS, the Company and the Rights Agent entered into the original Rights Agreement, specifying the terms of the Rights (as defined therein) in January 2004, the Company adopted Amendment No. 1 as of May 10, 2005, the Company adopted Amendment No. 2 as of July 23, 2007 and the Company adopted Amendment No. 3 as of March 25, 2008;

WHEREAS, the Class B Common Stock, par value $.01 per share, will be converted into Class A Common Stock, par value $.01 per share, and certain additional shares of Class A Common Stock will be issued to Hollinger, Inc. in accordance with a certain settlement subject to Court approval described in the Term Sheet (as defined below);

WHEREAS, the Company desires to further amend the Rights Agreement to amend certain definitions;

WHEREAS, the amendment of the Rights Agreement set forth in this Amendment No. 4 has been approved by the Board in accordance with the Rights Agreement; and

WHEREAS, the amendment of the Rights Agreement set forth in this Amendment No. 4 does not affect the rights, duties or obligations of the Rights Agent and therefore does not require the approval of the Rights Agent.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.     Clause (iii) of Section 1(c) of the Rights Agreement is amended by adding at the end of such clause:

“; provided, however, that the agreements, arrangements and understandings contemplated by the Term Sheet (as defined in Section 1(j)) shall not, solely through application of this clause (iii), cause (x) any of the Noteholders (as defined below) to become beneficial owners of any voting securities of the Company other than as provided in the last sentence of this Section 1(c); (y) the Indenture Trustees (as defined below) to become the beneficial owner of any voting securities of the Company; or (z) Hollinger Inc. or any of its affiliates to become beneficial

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owners of any voting securities of the Company beneficially owned by any of the Noteholders (as defined in Section 1(c)) prior to the execution and delivery of the Term Sheet.”

2.         Section 1(c) of the Rights Agreement is amended by adding the following at the end of such definition:

“Any securities beneficially owned by Delaware Trust Company, National Association (f/k/a Wachovia Trust Company, National Association), in its capacity as Trustee (“Delaware Trust”) under the Indenture, dated March 10, 2003, as amended (the “Senior Indenture”) governing Hollinger Inc.’s 11.875% Senior Secured Notes due 2011 (the “Senior Notes”), or by HSBC Bank USA, National Association (“HSBC” and together with Delaware Trust, the “Indenture Trustees”), in its capacity as Trustee under the Indenture, dated September 30, 2004 (collectively with the Senior Indenture, the “Inc. Indentures”) governing Hollinger Inc.’s 11.875% Senior Secured Notes due 2011 (collectively with the Senior Notes, the “Notes”), shall also be deemed to be beneficially owned by the noteholders under the Inc. Indentures (the “Noteholders”), in each case in proportion to the principal amount of the Notes owned by such Noteholder to the aggregate principal amount of the Notes issued and outstanding under the Inc. Indentures; provided that any Noteholder that owns a majority of the aggregate principal amount of the outstanding Notes under of the Inc. Indentures shall be deemed to beneficially own all of the securities beneficially owned by such Indenture Trustees.”

Section 1(j) of the Rights Agreement is amended by deleting the definition of the term “Term Sheet” contained therein and replacing with the following:

“Term Sheet” means that certain Multi-Party Settlement Term Sheet dated as of May 14, 2008 among Hollinger Inc, Sugra LTD, 4322525 Canada Inc., the Company and Davidson Kempner Capital Management LLC and and certain of its affiliates.”

3.         The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. All references in the Rights Agreement to the “date hereof” and the “date of this Agreement” shall continue to refer to January 25, 2004 and all references in the Rights Agreement to “hereafter” shall continue to mean after January 25, 2004.

4.         This Amendment shall be effective as of the date first written above and, except as set forth above, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

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IN WITNESS WHEREOF, the Company has caused this Amendment No. 4 to be duly executed as of the date first written above.

SUN-TIMES MEDIA GROUP, INC.
By:	/s/ James D. McDonough
Name: James D. McDonough Title: Vice President, General Counsel & Secretary

Acknowledged as of the date first set forth above:

MELLON INVESTOR SERVICES LLC, As Rights Agent
By:	/s/ Georg Drake
Name: Georg Drake Title: Relationship Manager